Exhibit 10.17

(Translation; for Reference Only)

General Credit Facility Agreement

This General Credit Facility Agreement ("this Agreement") is entered into by Hardinge Machine Tools B.V., Taiwan Branch ("the Applicant") and Mega International Commercial Bank Co., Ltd. ("the Bank") in consideration of various credit facility transactions between the parities. It is hereby agreed that any and all credit facility transactions between the parties shall be governed by the following terms and conditions in addition to the executed individual credit facility letter and other agreements:

Article 1: Types of Credit Facilities

The types of credit facilities as ticked below shall be extended under this Agreement (please tick the appropriate boxes):

Bank loans for purchase of raw materials        Overdrafts
Bank loans for export business                Authorized bill guarantees
Bank loans for working capital                Authorized bill acceptance
Discounts                                    Authorized guarantees

Article 2: Total Amount of Credit Facility

The total amount of the credit facilities extended hereunder shall be US$12,000,000 or its equivalent in other foreign currencies.

The total amount of the credit facilities referred to in the preceding paragraph shall mean the limit on the sum of all the drawings actually made under all the facilities referred to in Article 1 hereof. The total amount of all the drawings made under all the facilities herein shall not exceed the total amount of credit facilities set forth in this Article.

The amount of each of the credit facilities shall mean the individual amount of that facility. The drawings made by the Applicant under that particular type of facility shall not exceed the individual amount of that facility.

Any credit balance under former credit facility agreements shall be added to the total amount and individual amount in the two preceding paragraphs as applicable.

In the event that the drawn amount exceeds the individual amount of each facility or total amount of all facilities due to fluctuating exchange rates or other reasons, the Applicant shall repay the portion exceeding the individual amount or total amount immediately.

Article 3: Drawdown Period

The drawdown period for all types of facilities hereunder shall commence from Jun 13 , 2015 and end on     Jun 12        , 2016. Subject to the terms and conditions hereof, the Applicant may, within the drawdown period, apply to the Bank for approval of making a drawdown in accordance with the requirements agreed between the parties.

Article 4: Base Interest Rate and Adjustment

The base rate of the Bank shall be the interbank overnight interest rate plus the Bank's operational costs and reasonable profits. The Bank may adjust its operational costs and reasonable profits based on the market conditions, funding costs and its business operations.

The Applicant agrees that in the event that the interest rate for each facility hereunder is computed on the basis of the base rate plus certain margins (where the Bank's base rate is 2.875% per annum at the time of the signing of this Agreement), the base rate shall be immediately adjusted according to that adjusted by the Bank. The Applicant further agrees that in the event of any adjustments after the signing of this Agreement, such adjustments shall be binding on the Applicant provided that they have been publicly announced by the Bank at its place of business.

Article 5: Penalty and Default Interest

If the Applicant fails to repay the principal(s) or pay interest on the due date, it shall pay, staring from the due dates thereof, a penalty calculated at 10% of the applicable interest rate for the first six months of delay, or 20% of the applicable interest rate for the period starting from the seventh month of delay.

If the Applicant fails to repay the principal(s) in accordance with this Agreement, it shall pay, in addition to the penalty prescribed in the preceding paragraph, a default interest on the unpaid principal(s) at the rate of the sum of 1% per annum the applicable interest rate. If the Bank has provided any guarantees, in addition to the penalty prescribed in the preceding paragraph, the aggregate sum of 1% per annum and the base rate of the Bank shall be imposed on the Applicant as default interest from the date on which the Bank performs the guarantee obligations hereunder.

Article 6: Exchange Risk

For those debts incurred by the Applicant in foreign currencies, the Applicant may elect to pay the debts due in any foreign currency or New Taiwan dollars. The Applicant agrees that if the debts it owes to the Bank are to be repaid in New Taiwan dollars, the Bank may elect the spot exchange rate prevailing on the due day or the payment day; provided, however, that if the Applicant intends to prepay the debts, it must obtain the prior consent of the Bank.

Article 7: Terms and Conditions of Each Type of Facilities

•	Bank loans for purchase of raw materials

(1)	Purpose of Loan: For the purchases of raw materials and assets or payments of intangible transaction payments.

(2)	Credit Line: US$12,000,000 or its equivalent in other foreign currencies (revolving).

(3)	Calculation and Payment of Interest:

(a)	Calculation of Interest:

(i)	US dollars: 6-month LIBOR plus 1% per annum and then to be divided by 0.946, but shall not be less than the 6-month TAIFX plus 0.2% divided by 0.946.

(ii)	NT dollars: the Bank's base rate, floating, subject to adjustments as set forth in Article 4 above.

(iii)	Other foreign currencies: the Bank's funding costs plus 1% per annum and then to be divided by 0.946, floating.

(b)	Payment Method of Interest:
Interest shall be paid on a monthly basis. The monthly period for accruing interest shall start from the 21st day of each month and end on the 20th day of the following month. Interest on loan in foreign currency may be converted into New Taiwan dollars at the spot selling exchange rate of the Bank prevailing at the time of conversion.

(c)	Interest shall accrue from the day on which the Bank advances the loan(s) or the foreign bank pays the money.

(d)
In the event of the Bank's acceptance of drafts issued by the Applicant, the Applicant shall pay processing fees in accordance with the following fee schedule and method: to be calculated in accordance with the Bank's the current requirements.

(4)	Maturity Date

(a)	The Applicant agrees to repay the loan within 180 days of advancing the loan by the Bank.

(b)
In the event of the Bank's acceptance of drafts (issued by the Applicant), the period between the acceptance date and the expiry date thereof shall not exceed 180 days. When such loan becomes due and payable, it shall be repaid by the Applicant or with a separate loan extended by the Bank; provided, however, that the periods covering the entire loan shall not exceed 180 days in total.

(c)
For domestic goods purchased by the Applicant, subject to the prior consent of the Bank, the Applicant may authorize the Bank to issue domestic L/Cs or to accept or pay for the drafts or other certificates issued by the Applicant for the beneficiary of such L/Cs; provided, however, that the loan must be repaid within 150 days of the Bank's issuance, acceptance, or payment thereof.

(d)	If the goods that have been purchased under this facility are sold earlier than scheduled, the loan shall be repaid early.

(5)	Method, Terms and Conditions of Drawdowns

(a)
Each application for a letter of credit shall be deemed a drawdown on the loan hereunder. After the Applicant deposits a security bond in the amount required by the Bank, the Applicant may apply to the Bank for a drawdown by submitting a loan drawdown application or an application for a letter of credit together with relevant transaction documents.

(b)
If the Applicant pays a third party for goods through methods other than a letter of credit, including D/P, D/A, O/A, T/T or other means, it may, subject to the Bank's consent, submit a loan drawdown application and transaction documents to apply to draw down an amount equivalent to % of the value of the transaction

(s) concerned; provided, however, that the repayment period for each loan shall not exceed days.

(6)
If it is so required in the processing procedure, the Applicant may, subject to the Bank's consent, use the exclusive chop registered with the competent authorities for import/export instead of the chop or signature that appears on the credit facility agreement.

(7)
Subject to the Bank's consent, the currency hereof may be converted into another currency; provided, however, that no further conversion shall be made after it is converted into New Taiwan dollars. If any payment is to cover both the principal and interest, the Applicant shall, simultaneously upon the currency conversion, pay the interest then accrued on the loan.

The conversion date and rate shall be otherwise agreed between the parties. In the event that the amount exceeds the individual amount of this facility due to currency conversion, the Applicant shall pay the portion exceeding the individual amount immediately.

(8)
If the negotiated value of the letters of credit hereunder exceeds the total amount of the Bank's loans that have been extended to the Applicant at the time when the letters of credit are issued and the Bank agrees to provide a further loan, the excessive portion shall also be included the drawn amount hereunder and the Applicant shall be responsible for the repayment thereof.

(9)
For the procedures, liabilities and obligations in association with the letters of credit hereunder, the Applicant agrees that the Uniform Customs and Practice for Documentary Credits promulgated by the International Chamber of Commerce and the relevant clauses for interpreting trade terms in international rules shall apply and form a part of this Agreement.

(10)	The goods under the letters of credit hereof shall be insured at the Applicant's expense based on terms and conditions satisfactory to the Bank, with the Bank as a preferred beneficiary.

•	Bank loans for export business

(1)	Purpose of Loan: For the Applicant's export of goods or services.

(2)	Credit Line: US$12,000,000 or its equivalent in other foreign currencies (revolving).

(3)	Calculation and Payment of Interest: Same as those for bank loans for purchase of raw materials.

(4)
Maturity Date: The due date of each loan shall be the expiry day of the relevant document required for borrowing the loan; provided, however, that the loan shall be repaid within 180 days of the extension of the loan.

(5)	Method, Terms and Conditions of Drawdowns

(a)
The Applicant may apply to draw down on the loan by submitting the loan drawdown application along with the documents set forth in (b) and (c) below two business days before the scheduled advance date.

(b)
The Bank agrees that a loan shall be extended to the Applicant after the amounts stated in irrevocable letters of credit with the Applicant being named as the beneficiary, export purchase orders, sale and purchase contracts, D/A, D/P or other documents are converted into New Taiwan dollars in accordance with the agreed limit and exchange rate. The Applicant shall submit the originals of said documents (including amendments thereto) to the Bank and shall repay the loan that is converted in New Taiwan dollars in accordance with the Bank's spot rate prevailing at the time of conversion or the rate agreed between the parties at the time when the Bank handles the negotiation or acceptance of such documents.

(c)	Subject to the Bank's consent, the Applicant may use a D/A, D/P, or other documents for borrowing loans within the limit set by the Bank in the currency stated therein.

(6)
The Applicant shall perform the obligations under the aforementioned letters of credit, export purchase orders, or sale and purchase contracts, and shall not modify or cancel them without the Bank's written consent.

•	Bank loans for working capital

(7)	Purpose of Loan: For the Applicant's regular working capital.

(8)	Credit Line: NT$40,000,000 (revolving).

(9)
Calculation and Payment of Interest: Interest shall be calculated at the Bank's base rate, subject to adjustments as set forth in Article 4 above. Interest shall be paid on a monthly basis. The monthly interest period shall start from the 21st day of each month and end on the 20th day of the following month.

(10)	Maturity Date: The Applicant shall repay each loan within 180 days of advancing the loan by the Bank.

(11)	Method, Terms and Conditions of Drawdowns: It should be handled in accordance with the relevant loan drawdown application.

•	Discounts

(12)	Purpose of Loan: For the Applicant's assignment of the undue and unaccepted drafts or notes it has obtained received from business transactions for the Bank's discounts.

(13)	Credit Line: NT$ (revolving/non-revolving).

(14)	Calculation and Payment of Interest:

(15)
Maturity Date: The period between the date of granting the discounts by the Bank and the expiry dates of the notes and drafts shall not exceed          days. The expiry dates of the discounted notes and drafts shall be deemed the repayment date.

(16)	Method, Terms and Conditions of Drawdowns:

(17)
The Applicant shall submit to the Bank the usance drafts or notes received from business transactions conducted by the Applicant two business days before the drawdown along with the relevant sale and purchase contract, supply contract, invoices and documents evidencing the nature of the transactions. Subject to the Bank's approval, the loan to be extended shall be         % of the value of the discounted drafts and notes.

(18)
In the event that the discounted drafts and notes are issued outside the jurisdiction where the Bank is situated, interest shall be accrued until the Bank collects the money under such drafts and notes. The expenses for accepting such drafts and notes shall be borne by the Applicant.

(19)
With respect to the drafts and notes for which the Applicant applies for discounts from the Bank, the Applicant agrees that if the loan is unpaid when due or the drafts and notes cannot be accepted or presented for payment, the Applicant shall, upon receiving the Bank's notice, repay the loan immediately, including the principal, default interest, penalties and all relevant expenses and compensate the

Bank for its loss, if any. Even if the discounted drafts and notes are flawed or forged, the notice requirement is not duly met, or the statute of limitations has expired, the Applicant shall repay the loan in accordance with the terms and conditions hereof.

•	Overdrafts

(20)	Purpose of Loan: For the Applicant's overdrafts under the checking account of No. with the Bank.

(21)	Credit Line: NT$ (revolving/non-revolving).

(22)	Calculation and Payment of Interest:

(23)	When the sum of the principal and interest exceeds the limit of this facility, the Applicant shall pay the exceeding portion immediately.

•	Authorized bill acceptance

(24)	Purpose of Loan: For the Applicant's application with the Bank for the Bank's acceptance of the drafts issued by the Applicant.

(25)	Credit Line: NT$ (revolving/non-revolving).

(26)	Processing Fees:

(27)
Acceptance Period: With respect to the drafts for which the Applicant applies for the Bank's acceptance, the period between the expiry date thereof and the acceptance date shall not exceed 180 days; provided, however, that if the drafts are issued for repayment of the loan borrowed for purchasing raw materials hereunder, the expiry date thereof shall not go beyond the due date for repaying such loan.

(28)
When applying for draft acceptance, the Applicant shall submit the drafts indicating the Bank as the payee and the Bank's place of business as the location of payment along with the authorization letter for draft acceptance and other transaction documents for the Bank's approval and acceptance. When applying for acceptance, the Applicant shall separately issue drafts at amounts and expiry dates same as those to be accepted for preparation of compensation. If, after the Bank's payment of the accepted drafts, the drafts for preparation of compensation cannot be accepted for payment, the Applicant should repay the loan in full immediately.

(29)
For those drafts accepted by the Bank, the Applicant shall authorize a broker acceptable to the Bank to sell the drafts. The Applicant also agrees that the Bank may, at the broker's request, deliver to the broker the drafts duly affixed with the necessary chops one business day before the issuance date of the drafts.

•	Authorized Guarantees

(30)	Purpose of Loan: For the Applicant's application with the Bank for the Bank's provision of guarantees for the purposes designated by the Applicant.

(31)	Credit Line: NT$5,000,000.00 (revolving/non-revolving).

(32)	Processing Fees: 0.75% p.a., to be counted by each guaranteed amount and the actual guaranteed number of days, the minimum fee is TWD500.00

(33)	Scope of Guarantees: A guarantee letter or a STANDBY L/C is provided with a maximum period less than a year.

(34)
Application Method: The Applicant shall submit a guarantee drawdown application and the relevant guarantee letter for the Bank's approval provided that the guarantee to be provided falls within the aforementioned scope of guarantee.

(35)
In the event that the guarantees are provided in the form of letters of credit, the Uniform Customs and Practice for Documentary Credits and the International Standby Practice promulgated by the International Chamber of Commerce shall apply.

(36)
When the Bank performs its guarantee obligations, it shall make independent judgments based on the papers provided by the guarantee beneficiary without considering the goods, services or other actions covered by the guarantees.

(37)
As soon as the guarantee beneficiary requests the Bank to perform its guarantee obligations, the Applicant shall repay the loan immediately. In the event that foreign currencies are required, the Applicant shall be sole responsible for repaying the loan in the designated foreign currencies.

Article 8: Miscellaneous

(1)
If the credit facilities hereunder are to be extended to any other co-borrower(s), the Applicant hereby represents that each co-borrower shall be responsible for repaying any and all debts owed to the Bank in accordance with this Agreement.

(2)
If the joint guarantor acts as a director or supervisor of the Applicant at the time when it provides guarantee under this Agreement, and subsequently resigns or being discharged in accordance with the applicable laws, the Bank may, without any prior notice, at any time reduce the amount of credit facilities granted to the Applicant or cease proceeding with the Applicant's drawdown. The Applicant shall notify the Bank immediately of the aforementioned resignation/discharge. In case the Applicant fails to notify the Bank, it shall be liable for damages incurred by the Bank as a result therefrom.

(3)
The Applicant shall obtain the approval of the board of directors of Hardinge Machine Tools B.V. ("Parent Company") and an authorization letter from its chairman (for this Agreement). The signatures of the chairman and directors attending the meeting (approving this Agreement) shall be authenticated by an ROC representative office or certificated by a local branch of the Bank.

(4)
The Applicant agrees that the drawdowns hereunder shall be made only if the application documents bear the chops as designated in the board resolution of the Parent Company, which shall be limited to the chops of the branch and the manager as shown in the Applicant's Branch Registration Form issued by the Ministry of Economic Affairs.

(5)
The Applicant agrees that the amount of foreign exchange transactions (the amount of negotiation under L/C and the amount of inward remittance) should reach three times of the credit line, which will be a basis for deciding the renewal of this Agreement in the future.

(6)
When the Applicant applies for issuing L/Cs under this Agreement, the seal/specimen which will be used by the Bank on said application ("Seal of Mega International Commercial Bank exclusively used for importation/exportation purposes") shall have the same effect as the seal used and stamped by the Bank in this Agreement. The Applicant and the joint guarantor agree to be bound by the effect of the aforesaid seal accordingly.

(7)
Interest rate on either TWD or USD drawdown on the loan is subject to be adjusted; provided that interest rate shall be not be less than the base rate that are publicly announced by the Bank at its place of business.

Mega International Commercial Bank Co., Ltd.
Responsible Person: Hung-Fuh, Wu Manager of Nantou Branch
Address: No. 45, Wenchen Street, Nantou City

The Applicant hereby certifies that the Applicant has read all the above terms and conditions within a reasonable period of time and fully understood them before signing this Agreement. Hardinge Machine Tools B.V., Taiwan Branch

Branch Manager: James Langa

Address: No. 4, Tse-Chiang San Road, Nantou City